Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

To the Board of Directors

1st Centennial Bancorp

Redlands, California

We hereby consent to the use in the 10-K for 1st Centennial Bancorp of our report dated February 1, 2006 relating to the financial statements of 1st Centennial Bancorp as of December 31, 2005 and 2004 and for the three years then ended.

/s/    HUTCHINSON AND BLOODGOOD LLP

Glendale, California

March 14, 2006